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                                                                     Exhibit 4.5



                             CLAIMS REVIEW AGREEMENT

                  This CLAIMS REVIEW AGREEMENT, dated as of August       , 1996
(this "Claims Review Agreement"), between RESIDENTIAL REINSURANCE LIMITED, a company incorporated under the laws of the Cayman Islands (the "Company"), and KPMG Peat Marwick, Cayman Islands ("KPMG Cayman Islands"), a partnership organized under the laws of the Cayman Islands (in its capacity as Claims Reviewer hereunder, the "Claims Reviewer").

                               W I T N E S S E T H

                  WHEREAS, the Company has entered into a Catastrophe Excess of Loss Reinsurance Agreement, dated the date hereof (the "Reinsurance Agreement"), with United Services Automobile Association, a reciprocal interinsurance exchange organized under the laws of Texas and USAA Casualty Insurance Company (collectively, the "Ceding Insurer") pursuant to which the Ceding Insurer has ceded to the Company, and the Company has accepted, liability for Ultimate Net Losses (capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Reinsurance Agreement) in excess of the Trigger Amount which may accrue to the Ceding Insurer under any and all Policies issued by the Ceding Insurer, as the result of any Loss Occurrence during the Loss Occurrence Period;

                  WHEREAS, the Reinsurance Agreement provides, among other things, that any Proof of Loss Claim submitted by the Ceding Insurer to the Company shall be verified by an independent claims review agent appointed by the Company; and

                  WHEREAS, the Company desires to appoint KPMG Cayman Islands to serve as the Claims Reviewer under the Reinsurance Agreement during the term thereof, and KPMG Cayman Islands desires to accept such appointment;

                  NOW, THEREFORE, in consideration of the premises and the
mutual covenants herein contained,the parties to this Claims Review Agreement (the "Parties") hereby agree as follows:
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                  Section 1. Appointment. The Company hereby appoints the Claims
Reviewer as its exclusive agent to provide the Services (as defined in Section
2, below), on the terms and subject to the conditions set forth herein. The Claims Reviewer hereby accepts such appointment, on such terms and subject to such conditions.

                  Section 2. Services. (a) The Claims Reviewer shall provide to the Company all services necessary as Claims Reviewer under the Reinsurance Agreement (the "Services"), including, but not limited to:

         (i) receipt and review of Proof of Loss Claims received from the Ceding Insurer under the Reinsurance Agreement in accordance with the agreed-upon procedures set forth in Annex A to this Claims Review Agreement (the "Procedures");
         (ii)              issuing to the Company a report (the
                           "Claims Report") with respect to each
                           Proof of Loss Claim that is submitted by the Ceding Insurer under the Reinsurance
                           Agreement, which Claims Report will be
                           substantially in the form of Annex A to
                           this Claims Review Agreement;
         (iii) include in the Claims Report a statement of any discrepancies noted during the course of its application of the Proce-dures; and
         (iv) generally, all such other things reasonably necessary or otherwise required, in accordance with the terms of the Reinsurance Agreement, relating to the review of claims made thereunder.

                  (b) In performing its duties under this Claims Review Agreement, the Claims Reviewer shall provide all the Services from an office or location outside of the United States; provided, however, that the Services described in paragraph B.2. of Annex A attached hereto may be performed by United States-based personnel of affiliates of the Claims Reviewer to the extent necessary in order to implement the provisions of this Agreement.

                  (c) [In addition to the foregoing, the Services shall include the application of the Procedures set forth in paragraph B of the Claims Report to a sample of

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the total claims ("Trigger Amount Claims") paid by the Ceding Insurer that are included in the determination of whether or not the Trigger Amount of claims has been paid-out. The review of Trigger Amount Claims shall commence only after the Claims Reviewer has received the first Proof of Loss Claim under the Reinsurance Agreement.] [To be discussed]

                  Section 3. Books and Records; Access and Ownership. The Claims Reviewer shall maintain at its principal administrative offices in [Grand Cayman, B.W.I.] and retain for applicable periods, as agreed by the Claims Reviewer and the Company or required by law, books and records relating to the Services provided hereunder (the "Books and Records"). The Company, insurance regulatory authorities and their respective designated representatives shall have the right to inspect the Books and Records upon reasonable notice during the Claims Reviewer's normal business hours.

                  The Claims Reviewer acknowledges and agrees that the Books and Records are and shall remain the property of the Company. The Claims Reviewer shall return the Books and Records to the Company upon the termination of this Claims Review Agreement in accordance with Section 9; provided, however, in the event that a dispute arises between the Company and the Claims Reviewer, the Claims Reviewer shall have the right at any time after the termination of this Claims Review Agreement to inspect the Books and Records returned to the Company in so far as such Books and Records relate to the dispute, and to make copies thereof or extracts therefrom; and provided, further, that nothing in this
Section 3 shall supersede, preclude or otherwise limit any discovery rights otherwise available to the Claims Reviewer or the Company.

                  Section 4. General Provisions. The Company and the Claims Reviewer agree that:

                           (a)  During the term of this Claims Review
Agreement, the Claims Reviewer and its affiliates shall not be prohibited or otherwise limited from engaging in any aspect of the insurance or reinsurance business, or any activity that deals with such business, on behalf of or with respect to persons other than the Company; provided, that neither the Claims Reviewer nor any of its

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affiliates retained to provide Services hereunder shall, during the term of this
Claims Review Agreement, engage in any aspect of the insurance or reinsurance business with such persons if the terms of such engagement would, in the good faith judgment of the Claims Reviewer, materially adversely affect the Claims Reviewer's provision of Services hereunder in accordance with the terms hereof.

                           (b)  The Company and the Claims Reviewer are not
partners or joint venturers with each other, and nothing herein shall be construed as to make them such partners or joint venturers, or impose any liability as such on either of them. The Claims Reviewer shall perform its duties hereunder as an independent contractor.

                           (c)  The Company shall not require the Claims
Reviewer to provide, and the Claims Reviewer shall not provide, Services in the event that the provision of such Services, to the knowledge of the Claims Reviewer or the Company, as the case may be, would violate, conflict with or result in the breach of any (i) charter document of the Company, (ii) statute, law, rule, regulation, judgment, decree, order or permit of any governmental authority or (iii) any material agreement to which the Company is a party or by which it is bound. The Company covenants and agrees that it shall not adopt or amend any charter document or enter into or become bound by any agreement that would be violated, conflicted with or breached by the provision of services by the Claims Reviewer as contemplated by this Claims Review Agreement.

                           (d)  Subject to the next sentence of this
Section 4(d), the Claims Reviewer may retain legal, financial, actuarial and other advisors and service providers, including affiliates of the Claims Reviewer, in connection with the provision of Services hereunder; provided, however, that the Claims Reviewer shall not be relieved of its obligation to provide Services satisfying the standards set forth in this Claims Review Agreement by the retention of any such persons; and, provided, further, that the charges or fees of any such persons for such Services shall be paid by the Claims Reviewer from the amount set forth in Section 5. The Claims Reviewer shall promptly notify the Company of its retention of any affiliate for purposes of providing any Services hereunder and shall not retain any affiliate for purposes of

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providing such Services without the prior approval of the Board of Directors of the Company.

                  Section 5. Fee. In consideration of the Services provided to the Company hereunder, the Company shall pay the Claims Reviewer $_____, payable upon delivery of each Claims Report, up to an aggregate sum not to exceed $_______.

                  Section 6. Indemnification by the Company. (a) Notwithstanding anything to the contrary in this Claims Review Agreement, neither the Claims Reviewer, nor any affiliate of the Claims Reviewer, nor any person who is or was a director, officer, employee or agent of the Claims Reviewer or any such affiliate nor any person who is or was serving at the request of the Claims Reviewer or any such affiliate as a director, officer, partner, trustee, employee or agent of another person (collective- ly, the "Claims Reviewer Indemnitees") shall be liable to the Company for any action or inaction taken or omitted to be taken by such Claims Reviewer Indemnitee; provided, -------- however, that such Claims Reviewer Indemnitee acted (or
- ------- failed to act) in good faith and such action or inaction does not constitute actual fraud, negligence or wilful or wanton misconduct.

                           (b)  The Company shall, to the fullest extent not
prohibited by law, indemnify each Claims Reviewer Indemnitee against all liabilities and reasonable costs and expenses (including reasonable legal fees and expenses) incurred by such Claims Reviewer Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which such Claims Reviewer Indemnitee was or is a party or is threatened to be made a party by reason of the Services provided to the Company hereunder by the Claims Reviewer or such Claims Reviewer Indemnitee's status as an affiliate of the Claims Reviewer, a director, officer, employee or agent of the Claims Reviewer or any such affiliate or a person serving at the request of the Claims Reviewer or any such affiliate as a director, officer, partner, trustee, employee or agent of another person and that relates to this Claims Review Agreement, the management and operation of the Company or the business and affairs of the Company; provided, however, that such Claims Reviewer Indemnitee acted (or failed to act) in good

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faith and such action or inaction does not constitute actual fraud, negligence or wilful or wanton misconduct.

                           (c)  Liabilities and reasonable costs and expenses
(including reasonable legal fees and expenses) incurred in investigating or defending any claim, demand, action, suit or proceeding subject to Section 6(b) shall be paid by the Company as and when incurred upon receipt of an undertaking (which need not be secured) by or on behalf of the Claims Reviewer Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that such indemnification is prohibited by law or not within the scope of Section 6(b).

                           (d)  The indemnification provided by this Section 6
shall be in addition to any other rights to which the Claims Reviewer Indemnitees may be entitled under any agreement or undertaking of the Company or as a matter of law or otherwise, and shall continue as to a Claims Reviewer Indemnitee who has ceased to serve in a capacity for which the Claims Reviewer Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Claims Reviewer Indemni- tee.

                           (e)  The provisions of this Section 6 are for the
benefit of the Claims Reviewer Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Claims Reviewer Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

                  Section 7. Indemnification by the Claims Reviewer. (a) The Claims Reviewer shall indemnify the Company, any affiliate of the Company, any person who is or was a director, officer, employee or agent of the Company or any such affiliate and any person who is or was serving at the request of the Company or any such affiliate as a director, officer, partner, trustee, employee or agent of another person (collectively, the "Company Indemnitees") against all liabilities and reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the Company Indemnitee in connection with any claim, demand, action, suit or proceeding to which such Company Indemnitee was a party, but

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only insofar as the same have been determined by a final, non-appealable order of a court of competent jurisdiction to have arisen as a proximate result of the actual fraud, negligence or wilful or wanton misconduct of the Claims Reviewer in the provision of Services under this Claims Review Agreement.

                           (b)  The indemnification provided by this Section 7
shall be in addition to any other rights to which the Company Indemnitees may be entitled under any agreement or undertaking of the Claims Reviewer or as a matter of law or otherwise, and shall continue as to a Company Indemnitee who has ceased to serve in a capacity for which the Company Indemnitee is entitled to indemnification and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Company Indemnitee.

                           (c)  The provisions of this Section 7 are for the
benefit of the Company Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Company Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

                  Section 8. Procedure for Indemnification. (a) If the Company or Claims Reviewer (for the purposes of this Section 8, the "Indemnifying Party") has become obligated to indemnify pursuant to Section 6 or 7, as the case may be, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to a Company Indemnitee or a Claims Reviewer Indemnitee, as the case may be (for the purposes of this Section 8, the "Indemnified Party"), hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party, specifying in reasonable detail the facts upon which the claimed right to indemnification is or may be based; provided, however, that the failure of the Indemnified Party to give notice as provided in this Section 8 shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

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                           (b)  An Indemnifying Party may elect to defend,
compromise and settle, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel reasonably satisfactory to the Indemnified Party, any third party claim. If an Indemnifying Party elects to defend a third party claim, it shall, within 30 days of its receipt of notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so and such Indemnified Party shall cooperate in the defense of such third party claim to the extent reasonably requested in writing by the Indemnifying Party. After notice from an Indemnifying Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this
Section 8 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If an Indemnifying Party elects not to defend against a third party claim, or fails to notify an Indemnified Party of its election as provided in this Section 8, such Indemnified Party may defend, compromise and settle such third party claim subject to the conditions set forth below. Notwithstanding the foregoing, (i) neither an Indemnifying Party nor an Indemnified Party, as the party controlling the defense of a third party claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of any other Indemnifying Party or Indemnified Party; provided, that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed, (ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, subject to such third party claim, of a full and final release from all liability in respect to such claim or litigation and (iii) no Indemnified Party may compromise or settle any claim or consent to the entry of any judgment for money damages without the prior written consent of the Indemnifying Party, provided, that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed.

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                           (c)  Any claim on account of an indemnifiable loss
hereunder which does not result from a third party claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days from the date of its receipt of such notice to respond thereto. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, subject of the provisions of this
Section 8(c), and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 30 day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party under applicable law.

                  Section 9. Termination. (a) This Claims Review Agreement may be terminated by the Claims Reviewer upon 45 days' written notice by the Claims Reviewer to the Company if the Company fails to perform or observe in any material respect, or commits a material breach of, any material provision of this Claims Review Agreement and such failure or breach has not been cured to the reasonable satisfaction of the Claims Reviewer within 30 days after notice thereof.

                           (b)  This Claims Review Agreement may be terminated
by the Company:

                  (i) upon written notice by the Company to the Claims Reviewer (such notice to specify the date of termination, which may not be later than six months following such notice) if the Claims Reviewer fails to perform or to observe in any material respect, or commits a material breach of, any material provision of this Claims Review Agreement relating to the Company and such failure or breach has not been cured to the reasonable satisfaction of the Company within 30 days after notice thereof; or

                  (ii) upon 30 days notice for any reason.

                           (c)  In the event of termination of this Claims
Review Agreement:

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                  (i)      the Company shall immediately arrange, at the
Company's sole cost, for the return or transfer to a succeeding Claims Reviewer, if any, of all Books and Records of the Company provided to the Claims Reviewer; and

                  (ii) the Claims Reviewer will cooperate fully with the Company in such return or transfer.

                           (d)  The termination of this Claims Review
Agreement as to any Party shall be without prejudice to any rights or liabilities of any Party hereunder which shall have accrued prior to such termination and shall not affect any provisions of this Claims Review Agreement that are expressly or by necessary implication intended to survive such termination.

                           (e)  No termination of this Claims Review
Agreement, or other resignation or removal of the Claims Reviewer, and no appointment of a successor Claims Reviewer, shall become effective until the acceptance of appointment by the successor Claims Reviewer in accordance with this Section 9(e). Any successor Claims Reviewer shall deliver a written acceptance of its appointment to the retiring Claims Reviewer and to the Company. Thereupon, the resignation or removal of the retiring Claims Reviewer shall become effective, and the successor Claims Reviewer shall have all the rights, powers and duties of the Claims Reviewer under this Claims Review Agreement.

                  Section 10. Personnel, Facilities, Resources and Authority of the Claims Reviewer. The Claims Reviewer represents and warrants to the Company that, as of the date of this Claims Review Agreement, the Claims Reviewer has (i) sufficient personnel, facilities and resources adequately to provide the Services as contemplated by this Claims Review Agreement and (ii) all permits, certificates, licenses, approvals, registrations or authorizations of any regulatory or governmental authority ("Permits") required in connection with the provision of Services under this Claims Review Agreement, except for such Permits the absence of which would not have a material adverse effect on the ability of the Claims Reviewer to provide such Services. The Claims Reviewer covenants and agrees with the Company that, for the term of this Claims Review Agreement, it shall maintain (i) sufficient personnel, facilities and resources in its Cayman Islands

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(or other non-U.S) office adequately to provide the Services as contemplated by this Claims Review Agreement and (ii) all Permits required in connection with the provision of Services under this Claims Review Agreement, except for such Permits the absence of which would not have a material adverse effect on the ability of the Claims Reviewer to provide such Services.

                  Section 11. Assignment. Except for the assignment by the Company to the Indenture Trustee (as defined in that certain Indenture, dated as of August __, 1996, between Residential Reinsurance Limited and [ ], as Indenture Trustee (the "Indenture")) in accordance with the terms of the Indenture, none of the parties hereto shall assign or transfer or permit the assignment or transfer of this Claims Review Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. All such assignments shall be subject to all necessary regulatory approvals.

                  Section 12. Amendments and Waivers. This Claims Review Agreement may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the Parties hereto and, solely in the case of amendments or modifications of Section 13 that materially and adversely affect the Ceding Insurer, the Ceding Insurer. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a Party of any provision of this Claims Review Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  Section 13. Confidentiality. (a) As used in this Section 13, the term "Confidential Information" shall mean any information derived in connection with the provision of Services by the Claims Reviewer, except such information which was previously known by the Claims Reviewer and not considered confidential and/or is or becomes generally available to the public other than as a

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result of disclosure by the Claims Reviewer or its directors, officers, employees, agents or representatives, and/or is or becomes available to the Claims Reviewer on a non-confidential basis from a source other than the Company.

                           (b)  The Claims Reviewer will hold all Confidential
Information confidential and will not disclose any such Confidential Information to any person except as may be required to perform the Services or to effect the assignment of this Claims Review Agreement by the Company to the Indenture Trustee for the benefit of the Noteholders, as authorized in advance by the Company in writing or otherwise, or as may be required by law, in which case the Claims Reviewer shall promptly provide notice to the Company and the Ceding Insurer that such Confidential Information has been subpoenaed or otherwise demanded, so that the Company and the Ceding Insurer may seek a protective order or other appropriate remedy. The Claims Reviewer will use its reasonable best efforts to obtain or assist the Company and the Ceding Insurer in obtaining such protective order or other remedy. The Ceding Insurer shall be a third party beneficiary of the obligations of the Claims Reviewer in this Section 13(b) and may enforce such obligations directly.

                  Section 14. Entire Agreement. Except for the terms of the Reinsurance Agreement, this Claims Review Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

                  Section 15. Governing Law. This Claims Review Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

                  Section 16. Notices. All written notices required under this Claims Review Agreement shall be given in writing and shall be deemed to have been given upon (i) transmitter's confirmation of a receipt of a

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facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Company, to:

                           c/o Midland Bank Trust Corporation
                              (Cayman) Limited
                           P.O. Box 309
                           Grand Cayman, Cayman Islands
                           British West Indies
                           Telephone:      (809) 949-7755
                           Telecopy No.:   (809) 949-7634
                           Attention:      President

                  (b)      if to the Claims Reviewer, to:

                  (c)      if to the Ceding Insurer, to:

                  Section 17. No Third Party Beneficiaries. Except as provided in the first sentence of Section 12 and Section 13(b), nothing in this Claims Review Agreement is intended to confer any rights or remedies under or by reason of this Claims Review Agreement on any persons other than the Parties and their respective successors and assignees. Except as provided in the first sentence of
Section 12 and Section 13(b), nothing in this Claims Review Agreement is intended to relieve or discharge the obligations or liability of any third persons to any of the Parties. No provision of this Claims Review Agreement shall give any third persons any right of subrogation or action over or against any of the Parties.

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                  Section 18.  Definitions.  Capitalized terms used and not
defined herein shall have the respective meanings set forth in the Reinsurance Agreement.

                  Section 19. Counterparts. This Claims Review Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  Section 20. Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Claims Review Agreement.

                  Section 21. Legal Enforceability. Any provision of this Claims Review Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Claims Review Agreement is so broad as to be unen- forceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 22. Specific Performance. Each of the Parties hereto acknowledges and agrees that in the event of a breach of this Claims Review Agreement, each non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Claims Review Agreement in any action instituted in any state or federal court sitting in New York, New York.

                  Section 23. Capacity. Each of the Parties hereto acknowledges and agrees that the Claims Reviewer is acting solely as an independent contractor in render- ing the Services hereunder and nothing herein contained,

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express or implied, is intended to create any other relationship, whether as principal or otherwise.

                  Section 24. No Petition. The Claims Reviewer hereby covenants and agrees that it will not at any time institute against the Company, or join in the institution against the Company of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to this Claims Review Agreement.

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                  IN WITNESS WHEREOF, each of the Parties has caused this Claims
Review Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                   HPR LIMITED


                                   By
                                     -----------------------------
                                      Name:
                                      Title:



                                   KPMG PEAT MARWICK,
                                   CAYMAN ISLANDS


                                   By
                                     -----------------------------
                                      Name:
                                      Title:

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Annex A

                         Independent Accountant's Report
                       on Applying Agreed-Upon Procedures

We have performed the procedures enumerated below, which were agreed to by Residential Reinsurance Limited (the "Company") with respect to the accuracy of the amounts listed in Items 1 and 3 of Schedule 1 of the Proof of Loss Claim submitted pursuant to the Catastrophic Excess Quota Share Reinsurance Agreement (the "Reinsurance Agreement") between the Company and United Services Automobile Association, a reciprocal interinsurance exchange. This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

We have applied the following procedures to Items 1 and 3 of Schedule 1 of the Proof of Loss Claim:

A. Recalculated the total of claims paid supporting each of the amounts reflected in Items 1 and 3.

B. Selected a statistically valid sample of the total claims included in Items 1 and 3, using a confidence level of 95% and a level of precision of +/-5%. We performed the following:

         1. Verified that the underlying policy was in force at time of loss and is accurately classi-fied between Items 1 and 3 on Schedule 1;

                  a. Verified that the coverage type is includ-ed in the Reinsurance Agreement;

                  b. Verified that the noted policy period in-cludes the date of the Loss Occurrence, as defined in the Reinsurance Agreement;

                  c. Verified that the classification of claim is in compliance with the Reinsurance

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
                           Agreement as either (a) an Existing or Renewal Policy, or (b) a New Policy.

         2. Compared claim amounts paid to supporting docu-mentation contained in the claim files.

                  a. Noted claim file contained proof that the loss resulted from the Hurricane specified on the Proof of Loss Claims;

                  b.       Noted claim file contained proof that
                           location of insured property was a Covered
                           State per the Reinsurance Agreement;

                  c. Compared documentation in claim file to actual loss payments to determine payments were made for perils covered under the Reinsurance Agreement.

We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on Items 1 and 3 of Schedule 1 of the Proof of Loss Claim. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use of the Company and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

Very truly yours,

KPMG Peat Marwick

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